Exhibit 23.2
Consent of Independent Auditor
We consent to the incorporation by reference in this Registration Statement on Form S-8 of US Bio Energy Corporation of our report dated February 18, 2005 except for Notes 10 and 11, as to which the date is July 14, 2006 relating to our audit of the consolidated financial statements of United Bio Energy, LLC, which appear in the Prospectus on Form 424(B) of US BioEnergy Corporation.
/s/ Kennedy and Coe, LLC
Kennedy and Coe, LLC
Wichita, Kansas
December 14, 2006